EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-232711) and on Form S-8 (File No. 333-216934) of Icahn Enterprises L.P. of our report dated February 25, 2019, except for the effects of the rights offering discussed in Note 16 and the changes to segment information disclosed in Note 17, as to which the date is February 25, 2020, relating to the financial statements and financial statement schedules of Hertz Global Holdings, Inc. which appears as an exhibit to this Annual Report on Form 10-K.

/s/PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
February 28, 2020